Exhibit 5

June 10, 2005

The Board of Directors of
Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”), in connection with the preparation of the Corporation's Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 3,000,000 common shares without par value (the “Common Shares”) of the Corporation that may be issued by the Corporation pursuant to the Altair Nanotechnologies Inc. 2005 Stock Incentive Plan (the “Plan”). In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms and conditions of the Plan and the terms and conditions of any governing option agreement or other award agreement and pursuant to the Registration Statement, the 3,000,000 Common Shares described in the Registration Statement available for issuance pursuant to the Plan will be legally issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Goodman and Goodman and Carr LLP

Goodman and Goodman and Carr LLP

JG:jlc